Exhibit 23

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        We consent to the incorporation by reference in the registration statement (No. 33-99110) on Form S-3 and registration statements (No. 33-80759 and No. 333-24649) on Form S-8 of ThermoSpectra Corporation of our report dated February 4, 1997, except as to Note 7, which is as of July 30, 1997, with respect to the combined balance sheet of NESLAB Instruments, Inc. and NESLAB Instruments Europa B.V. as of December 31, 1996 and 1995, and the related combined statements of income, shareholder's investment, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the Form 8-K of ThermoSpectra Corporation dated October 14, 1997.



                                                KPMG Peat Marwick LLP



    Boston, Massachusetts
    October 14, 1997